                                                                  EXHIBIT 4.1

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF SUCH DEPOSITARY OR BY A NOMINEE OF SUCH DEPOSITARY TO SUCH DEPOSITARY OR ANOTHER NOMINEE OF SUCH DEPOSITARY OR BY SUCH DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR OF SUCH DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Company (hereinafter defined) or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.


R5                                                             Principal Amount
                                                                   $400,000,000

                          HCA - THE HEALTHCARE COMPANY

                FLOATING RATE SENIOR NOTE DUE SEPTEMBER 19, 2002

                                  GLOBAL NOTE

                                                                CUSIP 404119AB5


         HCA - THE HEALTHCARE COMPANY, a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company," which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., as the nominee of The Depository Trust Company, or registered assigns, the principal amount of Four Hundred Million Dollars ($400,000,000), on September 19, 2002 (the "Maturity Date"), and to pay interest thereon from September 19, 2000 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on March 19, June 19, September 19 and December 19 in each year, commencing December 19, 2000, at the rate of LIBOR plus 1.50%, until the principal hereof is paid or made available for payment.

         The calculation agent, initially the Trustee (hereinafter defined), will calculate the interest rate on this Global Note. The interest rate will be equal to LIBOR plus 1.50%. The interest rate in effect for the period from September 19, 2000 to December 19, 2000, the initial Interest Reset Date (as defined below), will be LIBOR, as determined on September 14, 2000, plus 1.50% (the "Initial Interest Rate"). The calculation agent will reset the interest rate on each Interest Payment Date (each such day an "Interest Reset Date"). The second London Business Day (as defined below) preceding an Interest Reset Date will be the "Interest Determination Date" for that Interest Reset Date. The interest rate in effect on each day that is not an Interest Reset Date will be the interest rate determined as of the Interest Determination Date pertaining to the immediately preceding Interest Reset Date. The interest rate in effect on any day that is an Interest Reset Date will be the interest rate determined as of the Interest Determination Date pertaining to that Interest Reset Date, except that the interest rate in effect for the period from and including September 19, 2000 to the first Interest Reset Date will be the Initial Interest Rate. The amount of interest payable for any period will be computed on the basis of a 360-day year for the actual number of days elapsed. If any Interest Payment Date (other than the Stated Maturity hereof) would otherwise be a day that is not a Business Day, the Interest Payment Date will be postponed to the next succeeding Business Day. If the Stated Maturity hereof is not a Business Day, then payment of principal and interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day, except a Saturday, a Sunday or a legal holiday in the City of New York on which banking institutions are authorized or required by law, regulation or executive order to close; provided that the day is also a London Business Day. "London Business Day" means any day on which dealings in United States dollars are transacted in the London interbank market.

         The calculation agent will determine "LIBOR" in accordance with the following provisions:

         (i) With respect to any Interest Determination Date, LIBOR will be the rate for deposits in United States dollars having a maturity of three months commencing on the first day of the applicable Interest Period that appears on Telerate Page 3750 as of 11:00 a.m., London time, on that Interest Determination Date. If no rate appears, LIBOR for that Interest Determination Date will be determined in accordance with the provisions described in (ii) below.

         (ii) With respect to an Interest Determination Date on which no rate appears on Telerate Page 3750, as specified in (i) above, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in United States dollars for the period of three months, commencing on the first day of the applicable Interest Period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time. If at least two quotations are provided, then LIBOR on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the Interest Determination Date will be the arithmetic mean of the rates quoted at approximately

11:00 a.m., in the City of New York, on the Interest Determination Date by three major banks in the City of New York selected by the calculation agent for loans in United States dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, LIBOR determined as of that Interest Determination Date will be LIBOR in effect on that Interest Determination Date.

         "Telerate Page 3750" means the display designated as "Page 3750" on Bridge Telerate, Inc., or any successor service, for the purpose of displaying the London interbank rates of major banks for United States dollars.

         "Interest Period" means the period from and including September 19, 2000, to, and excluding, the first Interest Payment Date thereafter and then from, and including, the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date or the Maturity hereof, as the case may be.

         The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Global Note is registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth calendar day immediately preceding the Interest Payment Date (whether or not a Business Day). Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Global Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

         Both principal of (and premium, if any) and interest on this Global Note are payable in immediately available funds in any coin or currency of the United States of America, which at the time of payment is legal tender for the payment of public and private debts. Payments of principal and interest will be made in the City of New York, at the Corporate Trust Office of Bank One Trust Company, N.A., or at such other office or agency of the Company as the Company shall designate pursuant to the Indenture referred to elsewhere herein.

         This Global Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (the "Securities"), of the series hereinafter specified, issued or to be issued under an Indenture dated as of December 16, 1993, as supplemented, as may be amended by indentures supplemental thereto (the "Indenture"), duly executed and delivered by the Company to Bank One Trust Company, N.A., the successor to The First National Bank of Chicago, as trustee (the "Trustee"), to which Indenture reference is hereby made for a description of the respective rights and duties thereunder of the Trustee, the Company and the Holders of the Securities and the terms upon which the Securities are, and are to be, authenticated and delivered. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest at different rates, may have different conversion prices (if any), may be subject to different redemption provisions, may be subject to different sinking, purchase or analogous funds, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided. This Global Note, Certificate R5, along with Global Note, Certificate R6, together represent a Global Security representing the entire principal amount of a series of Securities designated "Floating Rate Senior Notes Due September 19, 2002" (the "Notes") issued under the Indenture. Unless otherwise provided herein, all terms used in this Global Note, which are defined in the Indenture, shall have the meanings assigned to them in the Indenture.

         The Notes are not redeemable. The Notes do not have a sinking fund.

         In case an Event of Default with respect to the Notes shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, immediately due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture. The Indenture provides that such declaration may in certain events be waived by the Holders of a majority in principal amount of the Notes then Outstanding.

         Several banks and other financial institutions have provided the Company with a $1.2 billion credit facility under a term loan agreement dated as of March 13, 2000, as amended. The Company will be in default under the Notes if a default occurs under that agreement (as it may be amended, modified, extended, renewed or replaced from time to time) and that default results in an acceleration of the maturity of the Company's indebtedness under that agreement. A declaration of the acceleration of the maturity of the Notes for this reason is subject to annulment if the default that caused acceleration of the indebtedness under the agreement is cured or waived. The Company does not need the consent of the Holders of the Notes to enter into any amendment, modification, extension, renewal or replacement of the term loan agreement. Such cross-default will no longer be applicable following the time, if ever, as the Notes are rated Baa3 (or the equivalent) or higher by Moody's and BBB- (or the equivalent) or higher by Standard & Poor's. "Moody's" means Moody's Investors Service, Inc. and its successors. "Standard & Poor's" means Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series to be affected. It is also provided in the Indenture that, prior to any declaration accelerating the maturity of the Notes as a series, the Holders of a majority in aggregate principal amount of the Securities of such series at the time Outstanding may on behalf of the Holders of all of the Securities of such series waive any past default with respect to the Securities of such series under the Indenture and its consequences, except a default in the payment of the principal of, or interest on, any of the Securities of such series.

         No reference herein to the Indenture and no provision of this Global Note or of the Indenture (including the Company's right to defease and discharge the Notes pursuant to Article Four and Article Fourteen of the Indenture) shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Global Note at the place, at the respective times, at the rate and in the coin or currency herein prescribed.

         This Global Note shall be exchangeable for Securities registered in the names of Persons other than the Depositary or its nominee only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as the Depositary or if at any time the Depositary ceases to be registered or in good standing under the United States Securities Exchange Act of 1934, as amended, and the Company fails to appoint a successor Depositary within 90 days after the Company receives such notice or becomes aware of such event, (ii) the Company executes and delivers to the Trustee a Company Order that this Global Note shall be so exchangeable or (iii) there shall have occurred and be continuing an Event of Default, or an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default, with respect to the Notes. To the extent that this Global Note is exchangeable pursuant to the preceding sentence, it shall be exchangeable for Notes registered in such names as the Depositary shall direct.

         Except as provided in the immediately preceding paragraph, this Global Note may not be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

         Prior to due presentment for registration of transfer of this Global Note, the Company, the Trustee and any agent of the Company or the Trustee may deem and treat the Holder hereof as the absolute owner of this Global Note (whether or not this Global Note shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof or on account hereof (except as otherwise provided in the Indenture), as herein provided, and for all other purposes, and neither the Company nor the Trustee nor any Paying Agent nor any Security Registrar shall be affected by any notice to the contrary. All payments made to or upon the order of such Holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Global Note.

         None of the Company, the Trustee, any Paying Agent or the Security Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of this Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         No recourse for the payment of the principal of, or interest on, this Global Note, or for any claims based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Note or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company, whether by virtue of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

         Except as otherwise expressly provided in this Global Note, this Global Note shall in all respects be entitled to all benefits, and subject to the same terms and conditions, as definitive registered securities authenticated and delivered under the Indenture.

         The Indenture and this Global Note shall be governed by and construed in accordance with the laws of the State of New York.

         This Global Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.


Dated as of September 19, 2000

                             HCA - THE HEALTHCARE COMPANY


                             By: /s/ Jack O. Bovender, Jr.
                                 -----------------------------------------------
                             Title: President and Chief Operating Officer
                                    --------------------------------------------

                             Attest: /s/ John M. Franck II
                                     -------------------------------------------
                             Title: Vice President-Legal and Corporate Secretary
                                    --------------------------------------------

TRUSTEE'S CERTIFICATE
OF AUTHENTICATION

This is one of the Securities
of the series designated herein
referred to in the within-
mentioned Indenture.

BANK ONE TRUST COMPANY, N.A.,
as Trustee


By: /s/ Sandra Whalen
   ----------------------------------------
Title: Authorized Officer
      -------------------------------------